EXHIBIT 15.3

NAVIOS MARITIME CONTAINERS L.P.

CONSOLIDATED BALANCE SHEET

(Expressed in thousands of U.S. dollars—except for unit data)

	December 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$16,958	$14,221
Restricted cash	1,934	280
Accounts receivable, net	2,643	642
Balance due from related parties, current	—	5,643
Inventories	599	536
Other current assets	2,903	49
Prepaid expenses	100	—

Total current assets	25,137	21,371

Non-current assets
Vessels, net	342,693	177,597
Intangible assets	25,350	58,496
Deferred drydock and special survey costs, net	11,386	3,582
Balance due from related parties, non-current	7,862	5,765
Other long-term assets	1,099	—

Total non-current assets	388,390	245,440

Total assets	$413,527	$266,811

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$3,574	$582
Accrued expenses	2,302	3,934
Deferred income and cash received in advance	2,152	2,544
Balance due to related parties, current	4,065	—
Financial liability short term, net	7,665	—
Current portion of long-term debt, net	27,626	42,499

Total current liabilities	47,384	49,559

Non-current liabilities
Long-term financial liability, net of current portion	78,100	—
Long-term debt, net of current portion	105,570	76,534

Total non-current liabilities	183,670	76,534

Total liabilities	231,054	126,093

Commitment and contingencies	—	—
Partners’ capital
Common unit holders —34,603,100 and 29,148,554 common units issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	182,473	140,718
Total Partners’ capital	182,473	140,718

Total liabilities and Partners’ capital	$413,527	$266,811

NAVIOS MARITIME CONTAINERS L.P.

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of U.S. dollars—except for unit and per unit data)

	Year Ended December 31, 2018	Period from April 28, 2017 (date of inception) to December 31, 2017
Revenue	133,921	39,188
Time charter and voyage expenses	(4,178)	(1,257)
Direct vessel expenses	(1,314)	(672)
Management fees (entirely through related parties transactions)	(53,772)	(16,488)
General and administrative expenses	(7,413)	(2,262)
Listing transaction-related expenses	(4,990)	—
Depreciation and amortization	(38,552)	(13,578)
Interest expense and finance cost	(11,785)	(2,293)
Interest income	90	25
Other income	1,017	7
Other expense	(324)	(32)

Net income	$12,700	$2,638

Net earnings per common unit, basic and diluted	$0.38	$0.14
Weighted average number of common units, basic and diluted	33,527,135	18,371,855

NAVIOS MARITIME CONTAINERS L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. dollars—except for unit data)

	Year Ended December 31, 2018	Period from April 28, 2017 (date of inception) to December 31, 2017
OPERATING ACTIVITIES:
Net income	$12,700	$2,638
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,552	13,578
Amortization of deferred financing costs	1,598	430
Amortization of deferred drydock and special survey costs	1,314	225
Changes in operating assets and liabilities:
Increase in accounts receivable	(2,001)	(642)
Decrease/(increase) in balance due from related companies, current	5,643	(5,195)
Increase in inventories	(63)	(536)
Increase in other current assets	(2,854)	(4)
Increase in prepaid expenses	(100)	—
Increase in balance due from related parties, non-current	(2,097)	(5,765)
Increase in other long term assets	(1,099)	—
Increase in accounts payable	2,992	536
(Decrease)/increase in accrued expenses	(1,631)	2,541
Increase/(decrease) in due to related companies	4,065	(1,674)
(Decrease)/increase in deferred income and cash received in advance	(392)	298
Payments for drydock and special survey costs	(9,118)	(3,807)

Net cash provided by operating activities	$47,509	$2,623

INVESTING ACTIVITIES:
Cash acquired through asset acquisition	—	5,433
Acquisition of vessels and time charters at favorable terms	(170,503)	(254,660)

Net cash used in investing activities	$(170,503)	$(249,227)

FINANCING ACTIVITIES:
Proceeds from long-term debt and financial liability, net	216,200	127,760
Repayment of long-term debt and financial liability	(114,255)	(8,340)
Debt issuance costs	(3,615)	(815)
Proceeds from issuance of common units, net of offering costs	29,055	142,500

Net cash provided by financing activities	$127,385	$261,105

Net increase in cash and cash equivalents and restricted cash	4,391	14,501

Cash and cash equivalents and restricted cash, beginning of period	14,501	—
Cash and cash equivalents and restricted cash, end of period	$18,892	$14,501

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest, net	$9,028	$1,599

NAVIOS MARITIME CONTAINERS L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

(Expressed in thousands of U.S. dollars—except for unit data)

	Common unit holders		Total Partners’ Capital
	Units	Amount
Balance April 28, 2017 (date of inception)	—	$—	$—
Proceeds from private placements, net of offering costs	29,148,554	142,503	142,503
Deemed distribution	—	(4,423)	(4,423)
Net income	—	2,638	2,638

Balance December 31, 2017	29,148,554	$140,718	$140,718

Proceeds from private placements, net of offering costs	5,454,546	29,055	29,055
Net income	—	12,700	12,700

Balance, December 31, 2018	34,603,100	$182,473	$182,473